UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2011

NEXCORE HEALTHCARE CAPITAL CORP

(Exact name of registrant as specified in its charter)

Delaware	000-50764	20-0003432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1621 18th Street, Suite 250 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 244-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2011, we issued a press release announcing that NexCore Healthcare Capital Corp (“NexCore”) entered into an employment agreement (the “Employment Agreement”) with Robert Lawless. The Employment Agreement provides for Mr. Lawless to serve as our Chief Financial Officer for a two-year term, commencing August 15, 2011, unless Mr. Lawless or we give notice of non-renewal or his employment otherwise terminates. The Employment Agreement may be extended for successive one-year periods.

The Employment Agreement provides for an annual salary of $250,000 and target bonus of up to 0.75 times his base salary, prorated for partial years. Mr. Lawless will also be granted an option to purchase 500,000 shares of NexCore common stock upon his first day of employment. The exercise price for the option will be the fair market value of the NexCore common stock on the grant date. One-third of the shares of NexCore common stock subject to the option will vest on each of the first three anniversaries of the grant date.

Pursuant to the Employment Agreement, Mr. Lawless will be reimbursed for reasonable moving and relocation expenses related to his relocation to the Denver, Colorado area. If Mr. Lawless’s employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to one year’s salary.

Under the Employment Agreement, Mr. Lawless is subject to a number or restrictive covenants, including a non-competition provision for up to one year that becomes applicable following certain terminations, and non-solicitation, non-interference and confidentiality provisions.

Item 5.02	Appointment of Officer

We appointed Robert Lawless as our Chief Financial Officer effective as of August 15, 2011.

Robert Lawless, 45, has most recently served as Chief Financial Officer of a private real estate management and development company and previously as Chief Financial Officer of a real estate finance and development company.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1         Press Release dated August 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

NexCore Healthcare Capital Corp

August 11, 2011	By:	/s/ Robert D. Gross
Chief Financial Officer
(duly authorized officer and principal financial officer)